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EXHIBIT 99.1

Tuesday,  November 27, 2001


Dear Fellow Shareholders:

Greetings with this, the second in a series of letters from the President. Through these letters, I hope to share with you some recent accomplishments, as well as provide some insight into upcoming developments. New Visual's goal is to provide an affordable high-speed solution to the last mile bottleneck that occurs between the fiber optic backbone and the local telephone loop for the global telecommunications industry. We continue to make progress toward this goal. We also are making important strides in other areas, many of which have been previously reported. Let's look at a few of those developments.


NEW VISUAL CORPORATION
----------------------

HYTEK SERVICES--We intend to acquire this successful private company that has current revenues of about $9 million per year, and earnings before interest, taxes, depreciation and amortization of about $2 million per year. Hytek's reputation within the Silicon Valley community has been built through reliability and excellence in the design and fabrication of printed circuit boards and the sale and service of software design tools. Their customer base of well-known firms in the networking and telecommunications industry has been built over the past eight years and they are striving to duplicate their model of success in other markets nationwide. We are completing our due diligence and beginning work on a definitive agreement. While we originally anticipated that this acquisition would occur by year-end, we and Hytek have mutually agreed to defer the closing until Hytek's books are closed and preliminary results available for their 2001 calendar year. As we previously reported, the closing is subject to various conditions, including the completion of due diligence by both parties, the negotiation and approval by both parties of a definitive agreement, and our financing of the cash portion of the purchase price.

INSIDER SHARE LOCKUP--As we reported last month, each of our directors and executive officers has voluntarily agreed to refrain from selling any of his or her New Visual shares for six months. This action demonstrates current management's commitment to building long-term shareholder value through acquisitions and technology development.

CAMBRIDGE UNIVERSITY STUDENTSHIP--Our relationship with Cambridge University continues to provide valuable assistance to our technology development. Advisory board member and Cambridge lecturer, Dr. David Greaves, has identified our technology as an element of doctoral research and thesis for Alberto Fernandes. Mr. Fernandes has begun research relating to our technology on a project led by Dr. Greaves, in conjunction with Cambridge's computer laboratory. The computer lab at Cambridge has established a reputation of excellence with the leaders in telecommunications. Dr. Greaves, in addition to lecturing at the University, acts as consultant to such companies as BT, AT&T, and Microsoft. He is also chief scientist and a founder of Virata, which recently announced its intention to merge with Globespan.

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INVESTOR RELATIONS--In recent weeks, New Visual has gone on the road with a presentation regarding the Company's progress, specifically as it relates to our technology development and its eventual roll out as a revenue-producing asset. To date, meetings have been held in San Diego, Cincinnati and Las Vegas.

NV TECHNOLOGY
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Under the direction of our development team -- Dr. Propp of Adaptive Networks and his team of several engineers, Dr. Greaves and his protege, Alberto Fernandes, Bruce McLeod and Dave Deford both working in our lab in Pleasanton -- we are building the first product prototype that we intend to use in carrier trials next year. The prototype is being designed and assembled primarily at the Adaptive Networks facility in Massachusetts, and we are on track for achieving our proposed testing schedule next year. The mathematical modeling and computer simulation of our high bit rate, extended range copper wire transmission technology is continuing, in concert with design-level data received from carriers and global leaders in telephony simulation and testing systems.

According to Dr. Propp, "Adaptive Networks is very excited to be working with New Visual on the development of their extended-range high-speed copper wire transmission technology. The approach we are taking is unique and exploits key characteristics of the medium to yield significantly enhanced performance over existing technologies. We are creating a commercially viable technology with New Visual that builds on what we have learned from our proven technology for communications over power lines, a noisy and distorted media."


NV ENTERTAINMENT
----------------

Our movie, LIQUID, has only one more shoot remaining, which is set for "Mavericks" this winter, a notoriously big and fierce break in northern California. Our production team has returned from Vietnam, Western Australia, Easter Island, Tahiti and most recently Ireland, where they filmed the biggest waves that have been seen in several decades, according to J.P. Beeghly, our Producer and Director of Photography. "There is a possibility that we will be shooting the Triple Crown ASP contest at Pipeline, at the North Shore of Oahu in mid December" said Dana Brown, our Writer/Director. We have hired Echo Production Services as our post sound facility. The editing is well under way, with sound rights in process, and creative direction being driven by Dana and Bruce Brown. We have been featured in SURFER MAGAZINE, CARVE and THE SURFER'S PATH within the last couple of months. We are still anticipating an opening date in the summer of 2002.

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SUMMARY
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We are in the right place at the right time with the right solution. As we move towards 2002, we are closing in on carrier trials and building the infrastructure that will support the anticipated attention of the market and the industry. With the credentials and industry respect of our development team, doors of opportunity will be opened with confidence.

As we focus on developing a unique transmission technology we do so amid challenging and diverse dynamics. While our country and economy are under attack and the telecommunications sector of the stock market has been hit hard, we press on with a solution that is needed now more than ever. The telephone companies want to conserve cash and utilize their copper infrastructure to compete with cable companies and reduce costs of infrastructure upgrades. Corporate America is looking more to a video component to communications to save time and money in a secure setting. The entertainment industry is using the Internet for the transmission of music and videos. Bandwidth is becoming a household word.

It is an honor to be surrounded by so much promise and potential. We are an enterprise conducted by shareholders for shareholders. Thank you immensely, for the part each of you plays in helping us to align our vision with our future.

God Bless, and may all of you have a joyful Holiday season. Let's pray for peace, and have a great 2002.

Sincerely,


/S/ Ray Willenberg, Jr.
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Ray Willenberg, Jr.
CEO & President

WITH THE EXCEPTION OF HISTORICAL INFORMATION CONTAINED IN THIS LETTER, THIS LETTER TO OUR SHAREHOLDERS INCLUDES FORWARD-LOOKING STATEMENTS MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING: PRODUCT DEVELOPMENT DIFFICULTIES; MARKET DEMAND AND ACCEPTANCE OF PRODUCTS; THE IMPACT OF CHANGING ECONOMIC CONDITIONS; BUSINESS CONDITIONS IN THE INTERNET AND TELECOMMUNICATIONS INDUSTRIES; RELIANCE ON THIRD PARTIES, INCLUDING POTENTIAL SUPPLIERS, LICENSORS, AND LICENSEES; THE IMPACT OF COMPETITORS AND THEIR PRODUCTS; RISKS CONCERNING FUTURE TECHNOLOGY; AND OTHER FACTORS DETAILED IN THIS PRESS RELEASE AND IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.